UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2019

NEWBRIDGE GLOBAL VENTURES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-11730	84-1089377
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

2545 Santa Clara Avenue

Alameda, CA 94501

               (Address of Principal Executive Offices)

801-362-2115

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

The information furnished in Item 5.02 herein is hereby incorporated by reference into this Item 1.01

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 17, 2019 the Board of Directors of NewBridge Global Ventures, Inc. (the “Company”) determined to appoint Dr. John MacKay as Chief Technology Officer (“CTO”) of the Company, Patrick P. Tang as Chief Compliance Officer (“CCO”) of the Company and Sandra Ribble as Corporate Controller of the Company.

Dr. John A. MacKay in his position as Chief Technology Officer (“CTO”) shall be an executive officer of the Company. John is the founder and President of Synergistic Technologies Associates, LLC a consulting company that works with botanical companies to help maximize their total operations based on Six Sigma principles and practices. He also serves as contributing journalist and science editor for Terpenes and Testing Magazine and was the editor of the early issues of Extraction Magazine and now is contributing journalist and scientific advisor.  He has also been appointed the Educator Assistant Professor on the Volunteer Pathway, Department of Pharmacology at the Robert Larner, MD College of Medicines. John A. MacKay earned a B.A. in Chemistry from St. Lawrence University (SLU), and Ph.D. from the University of Vermont (UVM), in Inorganic Chemistry focused on the synthesis of cancer-fighting compounds.  After positions teaching at Davidson College, Lyndon State College and University of Vermont (UVM), John joined Waters Corporation in 1983 and retired in 2017.  His career has included many roles in innovative product development and marketing.  John is widely recognized as scientific expert extraction with an emphasis on the sub and supercritical fluid for extraction and chromatography in the botanical space; he is bringing the synergy from what were disparate technologies together to optimize workflow. Pursuant to his employment agreement, Dr. MacKay shall receive an annual salary of $10,000 per month, a sign-on bonus of 200,000 shares of the Company’s common stock, options to acquire 1,000,000 shares of the Company’s common stock at an exercise price of $1.00 per share, and will be eligible for annual variable compensation. The foregoing is qualified in its entirety by reference to the employment agreement between Dr. MacKay and the Company which is attached hereto as Exhibit 10.1

Mr. Patrick Tang, in his position of Chief Compliance Officer (“CCO”) shall be an executive officer of the Company. Mr. Tang has over 28 years of experience in the business management and operations of public and private companies. Prior to joining NewBridge Global Ventures, Mr. Tang has served as a Sales and Business Development Executive at MacDermidAlpha-Compugraphics, and an Executive Advisor at TCE Group, a contract manufacturing services for microelectronics industry.  From 2016 to 2018, Mr. Tang served as Vice President of Sales and Business Development at Advenira, Inc., a developer of nanocomposite. From 2014 to 2016, he also served as Director of Business Development and Application Engineering at Aculon, Inc, a nanomaterial company focusing on microelectronics, wireless, oil & gas, IoT, and medical devices applications. Prior to Aculon, he served as Director of Product Technology Marketing at JCET, tier 1 semiconductor packaging, assembly and test.  Mr. Tang is a licensed Professional Chemical Engineer and holds an MBA from the University of San Francisco with technical training in chemistry, chemical engineering and microelectronics. Pursuant to his employment agreement, Mr. Tang shall receive a salary of $10,000 per month from March 2019 through December 2019 and $15,000 per month for the twelve months ending December 2020, options to acquire 300,000 shares of the Company’s common stock to vest over three years at an exercise price of $1.00 per share, and will be eligible for annual variable compensation. The foregoing is qualified in its entirety by reference to the employment agreement between Mr. Tang and the Company which is attached hereto as Exhibit 10.2

A copy of the Company’s press release relating to these changes is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the Exchange Act) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits

The exhibits listed below are furnished as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement with Dr. John MacKay
10.2	Employment Agreement with Patrick T. Tang
99.1	Press Release, dated January 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NewBridge Global Ventures, Inc. (Registrant)

Dated: January 18, 2019	By: /s/ Robert Bench Name: Robert Bench Title: Principal Executive Officer